UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GrandSouth Bancorporation

(Exact name of registrant as specified in its charter)

South Carolina	57-1104394
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

381 Halton Road

Greenville, South Carolina 29607

(Address of Principal Executive Offices) (Zip Code)

GrandSouth Bancorporation 2019 Stock Option Plan

GrandSouth Bancorporation 2009 Stock Option Plan

(Full title of the plan)

Mason Y. Garrett

Chairman and Chief Executive Officer

381 Halton Road

Greenville, South Carolina 29607

(Name and address of agent for service)

(864) 770-1000

Telephone number, including area code, of agent for service

Copies to: Benjamin A. Barnhill Nelson Mullins Riley & Scarborough LLP 2 West Washington Street Suite 400 Greenville, South Carolina 29601 Telephone: (864) 250-2246

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, no par value per share	1,137,344(3)	$23.80	$27,068,787.20	$2,953.20

(1)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 (the “Securities Act”), based on the average of the bid and asked prices for GrandSouth Bancorporation’s common stock on The OTC Market Group’s QTCQX on August 27, 2021, which date is within five business days prior to filing this registration statement.

(2)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001091.

(3)	Represents shares of common stock issuable under the GrandSouth Bancorporation 2019 Stock Option Plan and the GrandSouth Bancorporation 2009 Stock Option Plan. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 1,137,344 shares of GrandSouth Bancorporation, a South Carolina corporation (“we,” “our,” “us,” “Registrant” or the “Company”) common stock, no par value per share (the “Common Stock”), that may be offered pursuant to the GrandSouth Bancorporation 2019 Stock Option Plan and GrandSouth Bancorporation 2009 Stock Option Plan (each, a “Plan” and collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given by the Company to participants in each Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to our Corporate Secretary at the Company’s address at 381 Halton Road, Greenville, South Carolina 29607. The telephone number for our Corporate Secretary is (864) 770-1000.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference herein and in the prospectus constituting a part of this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Our audited financial statements contained in our Registration Statement on Form 10, as initially filed on March 30, 2021, as amended by Amendment No. 1 on May 11, 2021 (as amended, the “Form 10”).

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 filed with the SEC on May 17, 2021 and June 30, 2021 filed with the SEC on August 12, 2021;

•	Our Current Reports on Form 8-K filed with the SEC on May 20, 2021, June 29, 2021, July 2, 2021, July 19, 2021, August 16, 2021, and August 17, 2021; and

•	The description of our Common Stock contained in the Form 10 under the heading “Description of Registrant’s Securities to be Registered,” including any amendments or reports filed for purposes of updating such description.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under our bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and other similar costs actually and reasonably incurred in connection with any threatened, pending or completed action, suit or other proceeding by reason of the fact that such director is or was a director of the Company or is or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our bylaws, each of our officers, employees and agents who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

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Pursuant to the South Carolina Business Corporation Act (the “SCBCA”), a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the SCBCA. Under the SCBCA, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expense incurred by the director or officer in connection with the proceeding. Our articles of incorporation do not contain any such limitations. The SCBCA permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the SCBCA.

Under our articles of incorporation, no director is liable for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The SCBCA also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

The foregoing is only a general summary of certain aspects of South Carolina law and the Company’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the SCBCA referenced above and the Company’s articles of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

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(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 30, 2021.

GRANDSOUTH BANCORPORATION

By:	/s/ Mason Y. Garrett
Name:	Mason Y. Garrett
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mason Y. Garrett and John B. Garrett with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the SEC in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Mason Y. Garrett	Director, Chairman and Chief Executive Officer	August 30, 2021
Mason Y. Garrett	(Principal Executive Officer)

/s/ John B. Garrett	Director, Chief Financial Officer	August 30, 2021
John B. Garrett	(Principal Financial and Accounting Officer)

/s/ Harold E. Garrett	Director	August 30, 2021
Harold E. Garrett

/s/ Michael L. Gault	Director	August 30, 2021
Michael L. Gault

/s/ Baety O. Gross, Jr.	Director	August 30, 2021
Baety O. Gross, Jr.

/s/ S. Hunter Howard, Jr.	Director	August 30, 2021
S. Hunter Howard, Jr.

/s/ Anthony P. Morgan	Director	August 30, 2021
Anthony P. Morgan

/s/ J. Randolph Potter	Director	August 30, 2021
J. Randolph Potter

/s/ J. Calhoun Pruitt, Jr.	Director	August 30, 2021
J. Calhoun Pruitt, Jr.

/s/ Edward M. Rast	Director	August 30, 2021
Edward M. Rast

/s/ J.B. Schwiers	Director	August 30, 2021
J.B. Schwiers

/s/ John W. Shealy, Jr.	Director	August 30, 2021
John W. Shealy, Jr.

/s/ LeeAnn Weber	Director	August 30, 2021
LeeAnn Weber

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of GrandSouth Bancorporation dated June 7, 2000 (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 8-A filed with the SEC on November 13, 2000)
3.2	Articles of Amendment of GrandSouth Bancorporation dated January 5, 2009 (incorporated by reference to Exhibit 4-1(a) of the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2009)
3.3	Articles of Amendment of GrandSouth Bancorporation dated January 5, 2009 (incorporated by reference to Exhibit 4-1(b) of the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2009)
3.4	Articles of Amendment of GrandSouth Bancorporation dated December 8, 2009 (incorporated by reference to Exhibit 4.1(a) of the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2009)
3.5	Articles of Amendment of GrandSouth Bancorporation dated December 8, 2009 (incorporated by reference to Exhibit 4.1(b) of the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2009)
3.6	Articles of Amendment of GrandSouth Bancorporation dated February 12, 2010 (incorporated by reference to Exhibit 3 of the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2010)
3.7	Articles of Amendment of GrandSouth Bancorporation dated September 6, 2011 (incorporated by reference to Exhibit 3.7 of the Company’s Registration Statement on Form 10 filed with the SEC on March 30, 2021)
3.8	Amended and Restated Bylaws of GrandSouth Bancorporation dated September 16, 2020 (incorporated by reference to Exhibit 3.8 of the Company’s Registration Statement on Form 10 filed with the SEC on March 30, 2021)
4.1	See Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 and 3.8 for provisions of the Articles of Incorporation, as amended and Amended and Restated Bylaws, which define the rights of the shareholders.
4.2	Long-Term Debt: currently no issuance of debt of the registrant exceeds 10% of the assets of the registrant and its subsidiaries on a consolidated basis.
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.*
10.1	GrandSouth Bancorporation 2019 Stock Option Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form 10 filed with the SEC on March 30, 2021)
10.2	Form of Stock Option Agreement under the GrandSouth Bancorporation 2019 Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form 10 filed with the SEC on March 30, 2021)
10.3	GrandSouth Bancorporation 2009 Stock Option Plan, as amended June 2015*
10.4	Form of Stock Option Agreement under the GrandSouth Bancorporation 2009 Stock Option Plan (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form 10 filed with the SEC on March 30, 2021)
23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).*
23.2	Consent of Elliott Davis, LLC, independent registered public accounting firm.*
24.1	Power of Attorney (included on the signature page hereto).*

*Filed herewith

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